Sheet1

Muniholdings Insured Fund II, Inc.
File Number: 811-9191
CIK Number: 1071899
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended September 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/07/00	$10,900	Collier Cnty Healthe Fac	3.35%	01/01/33
06/09/00	5,300	Collier Cnty Healthe Fac	4.450	01/02/33
06/29/00	6,400	Harris Co. Tex Hlth Fac	4.600	02/15/27
07/14/00	800	Collier Cnty Healthe Fac	5.000	01/03/33
07/14/00	10,000	Long Island NY Pwr Auth	5.001	05/01/33

Last Updated on 11/29/2000
By Karen Lang